Exhibit 10.2

AMENDMENT NO. 1

TO

OFFER LETTER

This Amendment No. 1 to Offer Letter (this “Amendment”) is made as of October 16, 2015 (the “Effective Date”) between Aethlon Medical, Inc., a Nevada corporation (the “Company”), and Rodney S. Kenley (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company and Executive are parties to that certain Offer Letter dated October 27, 2010 (the “Offer Letter”); and

WHEREAS, the Company desires to ensure the continued service of Executive and desires to maintain continuity in the management of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                Defined Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings given such terms below.

a.      “Cause” shall mean the occurrence of any of the following:

                                               i.          Executive’s gross and willful misconduct which is injurious to the Company;

                                             ii.          Executive’s engaging in fraudulent conduct with respect to the Company’s business or in conduct of a criminal nature that may have an adverse impact on the Company’s standing and reputation;

                                            iii.          The continued and unjustified failure or refusal by Executive to perform the duties required of him by the Board of Directors (the “Board”) of the Company, which failure or refusal shall not be cured within fifteen (15) days following (A) receipt by Executive of written notice from the Board specifying the factors or events constituting such failure or refusal, and (B) a reasonable opportunity for Executive to correct such deficiencies;

                                            iv.          Executive’s use of drugs and/or alcohol in violation of then-current Company policy; or

                                              v.          Executive’s failure to devote, during the period of his employment with the Company, substantially all of his business time, attention, skill and efforts to the faithful performance of the duties required of him by the Board, which failure shall not be cured within fifteen (15) days after written notice thereof to Executive.

b.      “Good Reason” shall mean the occurrence of any of the following:

                                               i.          The Company’s failure to elect or reelect or to appoint or reappoint Executive to offices, titles or positions carrying comparable authority, responsibilities, dignity and importance to that of Executive’s offices and positions as of October 27, 2010;

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                                             ii.          Material change by the Company in Executive’s function, duties or responsibilities (including reporting responsibilities) which would cause Executive’s position with the Company to become of less dignity, responsibility and importance than those associated with his functions, duties or responsibilities as of October 27, 2010; or

                                            iii.          Other material breach of the Offer Letter by the Company, which breach is not cured within fifteen (15) days after written notice thereof is received by the Company.

2.                Retention Bonus.

a.      Subject to Section 2(c) below, the Company shall pay Executive a retention bonus of $50,000 (the “Retention Bonus”). The full amount of the Retention Bonus (less applicable withholding taxes) shall be paid to Executive in a lump-sum payment within five (5) days of the Effective Date.

b.      Executive’s entitlement to the Retention Bonus hereunder is in addition to any other compensation and/or benefits to which Executive otherwise is entitled pursuant to the Offer Letter or any other agreement between Executive and the Company.

c.      Termination of Executive’s employment with the Company prior to the second anniversary of the Effective Date shall result in the following with respect to the Retention Bonus:

                                     i.                    If such termination is by the Company for “Cause” or by Executive for other than “Good Reason,” the Retention Bonus shall be deemed forfeit and unearned by Executive. In such event, Executive shall repay, within fifteen (15) days of the termination date, the full amount of the Retention Bonus previously paid to Executive. Upon such repayment, the Company shall issue to Executive an amended Form W-2 for the year that originally included the bonus payment as compensation in order to reflect the reduction in compensation resulting from the repayment. The Company shall be entitled, in its discretion and to the extent permitted by applicable law, to offset any amounts otherwise payable to Executive by the Company in connection with or following Executive’s termination of employment by the repayment amount due to the Company from Executive hereunder.

                                   ii.                    If such termination is due to Executive’s death or disability or is by the Company other than for “Cause” or by Executive for Good Reason, the Retention Bonus shall be deemed fully earned and Executive (or Executive’s estate) shall not be required to repay any portion of the Retention Bonus previously paid to Executive.

3.                Offer Letter. Except to the extent specifically modified hereby, the terms and conditions of the Offer Letter shall continue in full force and effect, including the statement therein to the effect that Executive’s employment is at-will and either Party may terminate Executive’s employment at any time and for any reason.

4.                Survival. Section 2 hereof shall survive and continue in full force in accordance with its terms notwithstanding the termination of Executive’s employment with the Company or the termination of the Offer Letter.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Offer Letter as of the Effective Date.

AETHLON MEDICAL, INC.	EXECUTIVE

By: /s/ James B. Frakes	/s/ Rodney S. Kenley
James B. Frakes	Rodney S. Kenley
Chief Financial Officer

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